Exhibit (a)(1)(C)

NOTICE OF WITHDRAWAL

OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE

PURSUANT TO THE OFFER TO EXCHANGE DATED NOVEMBER 17, 2009

If you previously elected to participate in the offer from PDF Solutions, Inc. to exchange certain outstanding stock options for restricted stock rights by submitting a signed Election Form and you would like to withdraw your election to exchange all of your eligible stock options, you must notify us of your withdrawal before 9 p.m. U.S. Pacific Time on December 15, 2009.

If you wish to notify us of your withdrawal, you must complete, sign, date and return this Notice of Withdrawal so that PDF receives  it before the expiration date deadline. You must send this entire Notice of Withdrawal via electronic delivery, facsimile, regular mail, overnight courier, or hand delivery using the following contact information:

Via Electronic Delivery:

Scan the completed and signed Election Form and email it to tenderoffer@pdf.com.

Via Facsimile:

PDF Solutions, Inc., Attn: Joy E. Leo, +1 (408) 938-4435.

Via Regular Mail, Overnight Courier or Hand Delivery:

PDF Solutions, Inc., Attn: Joy E. Leo, 333 West San Carlos Street, Suite 700, San Jose, California 95110, USA.

Your withdrawal will be effective as of the date and time that PDF receives this Notice of Withdrawal by any of the methods described above. While not a condition to your withdrawal, if you submitted your Notice of Withdrawal by way of electronic delivery or facsimile, PDF also asks that you make a copy for your own files and then please submit the original Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by PDF by the deadline.

PDF must receive your election to withdraw before 9 p.m. U.S. Pacific Time on December 15, 2009, unless the offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the offer.

You may confirm that your documents have been received by sending an email to the Offering Administrator at tenderoffer@pdf.com. PDF intends to electronically confirm receipt of your Notice of Withdrawal within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that PDF properly received your Notice of Withdrawal.

If you have questions regarding the withdrawal of your election, please telephone Joy E. Leo at +1 (408) 938-6477 or send an email to tenderoffer@pdf.com.

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From: [Name]

To: PDF Solutions, Inc.

I previously received the Offer to Exchange dated November 17, 2009 (the “offer”), an Election Form, the form of Restricted Stock Agreement (the “Agreement”), and the PDF Solutions, Inc. 2001 Stock Plan.

I signed and returned the Election Form, thereby electing to exchange all of my outstanding eligible stock options listed in the Election Form for restricted stock rights. I now wish to withdraw my tendered options from the offer. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 5 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to all of my outstanding eligible options.

By withdrawing my election, I understand that I will not receive any restricted stock rights for, and will continue to hold, all of my outstanding eligible options, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between PDF Solutions, Inc. and me.

I understand that if I wish to change this withdrawal of my tendered options and once again accept the offer for any options that I have withdrawn, I must submit a new signed Election Form prior to the expiration of the offer.

By signing below, I hereby elect to withdraw from the Offer to Exchange dated November 17, 2009, subject to all of the terms and conditions set forth therein, and elect not to exchange any of my outstanding eligible stock options for restricted stock rights.

I have completed and signed this Notice of Withdrawal exactly as my name appears on my original Election Form.

Participant Signature	Date and Time

Participant Name Printed	PDF Solutions, Inc. Office Location

Daytime Telephone Number	Email Address